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GRIFFON CORPORATION
(Name of Registrant as Specified in Its Charter)

VOSS VALUE MASTER FUND, LP VOSS VALUE-ORIENTED SPECIAL SITUATION FUND, LP VOSS ADVISORS GP, LLC VOSS CAPITAL, LLC TRAVIS W. COCKE GERRY BOLLMAN H. C. CHARLES DIAO LEVIATHAN WINN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Voss Value Master Fund, LP, a Cayman Islands limited partnership (“Voss Value Master Fund”), together with the other participants named herein (collectively, “Voss”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Griffon Corporation, a Delaware corporation (the “Company”).

Item 1: On January 11, 2022, Voss issued the following press release and public letter:

Voss Capital Sends Letter to Griffon Corp. ESOP Participants

Emphasizes issues with Griffon management

Reminds participants of vote confidentiality

Only your latest dated vote counts – if you have voted a white card from Griffon, a later-dated vote on the BLUE voting instruction card will cancel your prior vote

HOUSTON, January 11, 2022 -- Voss Capital, LLC (“Voss”), a significant shareholder of Griffon Corp. (NYSE: GFF) (“Griffon” or the “Company”) today issued a public letter to Griffon Corp.’s ESOP participants. The full text of the letter is below:

***PLEASE VOTE THE BLUE PARTICIPANT INSTRUCTION CARD***

***YOUR VOTE IS CONFIDENTIAL AND IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN***

January 11, 2022

Dear Participant in the Griffon ESOP:

Voss Capital is a Houston, Texas-based investment partnership with a 10+ year track record of helping companies create {long-term} value that benefits all shareholders. We own more than 2% of Griffon stock, making us one of the largest shareholders. We purchased Griffon stock because we believe the company is undervalued and there are steps within the Company’s reach that would benefit all shareholders. Our holdings of 2% of Griffon’s common stock are completely aligned with your Griffon holdings within the ESOP. Given our ownership position and Griffon management’s resistance to the changes we have recommended, we have nominated two highly qualified individuals to Griffon’s 14- person Board. We urge all ESOP participants to read our proxy materials and learn about our nominees at www.renovategriffon.com

As a participant in Griffon’s ESOP plan, you have a CONFIDENTIAL opportunity to cast your vote at the upcoming Annual Meeting. Included with this letter is our proxy statement and a BLUE participant instruction card. You may confidentially instruct the ESOP Trustee how to vote your shares by quickly voting via the Internet or by telephone or by returning the enclosed BLUE participant instruction card in the pre-paid return envelope. If you have already voted a white voting card sent to you by Griffon, a later dated vote on the enclosed BLUE participant voting instruction card will override your prior instructions. Griffon management will not be aware whether you voted on the BLUE card or a white card.

DO NOT BE MISLED BY GRIFFON’S HIGHLY PAID MANAGEMENT OR THE BOARD!

We believe that Griffon’s assets, Clopay, CornellCookson and Ames are successful, independent businesses with highly motivated and oftentimes underappreciated employees, that would each be better off without Griffon’s unnecessary parent company. This parent holding company structure is inefficient and outdated, which means you and your coworkers are often forced to wait needlessly on the slow-moving bureaucracy overseen by CEO Ron Kramer from his posh 5th Avenue offices in New York City. Of the numerous employees we’ve spoken with, none could point to a single instance of Mr. Kramer adding value to the operations of Clopay and Ames. In fact, most employees we’ve spoken to have suggested Mr. Kramer actively holds back the full potential of the businesses and that most interactions with him are counterproductive.

Through our conversations with Clopay, CornellCookson and Ames employees at all levels, it has become clear that poor corporate executive management is preventing your businesses from achieving their potential. Money that could be spent assisting you and your team is instead being shoveled to the executive suite as Mr. Kramer continues to line his pockets at an alarming rate. Mr. Kramer was paid nearly $20 million last year - a staggering 417x the median salary of an employee. Over the long run, Griffon’s stock has badly underperformed its peers and the market overall, in part due to the investment community’s negative perception of the current Board of Directors and their addiction to granting Mr. Kramer outrageous pay packages. In fact, the budget for his perquisites, such as an annual car service with a personal chauffeur, alone are nearly 4x the median employee salary. Yet while some of your coworkers were furloughed or let go in 2020, Mr. Kramer’s compensation increased by 40%. It’s already uninspiring for a leader to not believe in shared sacrifice during challenging times, but it’s entirely inexcusable for them to increase their own pay in the process.

Rather than spend time on the day-to-day operations of the business, Mr. Kramer seems to instead be distracted with how best to spend his growing fortune. We were shocked to learn of his recent purchase of a $25 million Beverly Hills mansion, for the simple reason that it’s far removed from any of the companies’ facilities. We believe the money Mr. Kramer personally pocketed over the past three years would have been better spent paying out $10,000 bonuses to every single employee of Clopay, CornellCookson and Ames.

You may have noticed the recent increase in Griffon’s stock price since our involvement. We don’t believe this is a coincidence. A vote for the Voss nominees on the BLUE proxy card is a vote for a stakeholder-aligned plan to further increase the value of your investment. Our nominees Charlie Diao and Levi Winn are highly experienced and independent, meaning they will represent our collective interests as shareholders better than the current Board members, many of whom are friends of Mr. Kramer, who helped pick them for their positions. Vote for our nominees to represent all shareholders in the boardroom and use their knowledge of business operations to increase your investment in Griffon and optimize your business.

We have a clear plan that we believe could result in your Griffon shares being worth over $50/share. It’s time for the era of Griffon’s corporate excesses to end so that the full potential of Clopay, CornellCookson and Ames can be unlocked. The future of each of these businesses is incredibly bright. As employees and shareholders, you deserve to reap the rewards of your tireless work.

Vote BLUE Remember, your vote is confidential. The deadline to submit your instructions to the independent tabulator of the ESOP is by 5:00 PM on Monday February 14th, which is a few days prior to the 2022 Annual Meeting. If you have already voted a white participant instruction card from Griffon, a later dated vote on the BLUE participant instruction card will override your prior vote. Only a vote on the BLUE participant instruction card will help elect our 2 nominees to the Company’s 14-person Board.

Follow our campaign at www.renovateGriffon.com

Media Contact:

Serena Koontz

Head of Investor Relations

Voss Capital, LLC

serena@vosscap.com

Item 2: Also on January 11, 2022, Voss issued the following statements via social media:

Item 3: Also on January 11, 2022, Voss updated the website www.renovategriffon.com, copies of the webpages are set forth below: